Exhibit 99.5

April 18, 2019

Luckin Coffee Inc. (the “Company”)

17F Block A, Tefang Portman Tower

No. 81 Zhanhong Road

Siming District, Xiamen, Fujian

People’s Republic of China, 361008

Ladies and Gentlemen:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of the Company and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Thomas P. Meier
Name: Thomas P. Meier